www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

Brentwood, TN, February 9, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that its Board of Directors declared a quarterly cash dividend of $0.24 per share of the Company’s common stock.

The dividend will be paid on March 14, 2017, to stockholders of record as of the close of business on February 27, 2017.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At December 31, 2016, the Company operated 1,595 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 31, 2016, the Company operated 143 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.